EXHIBIT 99

FROM:	BALLY TOTAL FITNESS HOLDING CORPORATION 8700 West Bryn Mawr Avenue Chicago, IL 60631 www.BallyFitness.com Contact: Jon Harris - Tel. (773) 864-6850 Vice President, Media Development and Communications

THE MWW GROUP Public Relations - Tel. (201) 507-9500 Contact: Matt Messinger - Email: mmessing@mww.com

FOR IMMEDIATE RELEASE

BALLY TOTAL FITNESS REPORTS 2001 RESULTS

Net Income Per Diluted Share of $2.43 for the Year
Versus $2.35 in Prior Year, before Net Benefit
Of Unusual Items of $0.27 and $0.49, respectively

Pretax Income up 12% on
Net Revenue Growth of 8%

       CHICAGO, February 13, 2002 - Bally Total Fitness Holding Corporation (NYSE: BFT) today reported its financial results for the year ended December 31, 2001, with net income of $72.4 million, an increase of 11% over the prior year, and diluted earnings per share of $2.43, up 3% from 2000, before the net benefit of unusual items of $8.3 million ($0.27 per diluted share) in 2001, and $13.5 million ($0.49 per diluted share) in 2000. The average number of diluted shares increased 8%. Net revenues increased 8% to $852.0 million, while operating income increased 11% to $64.5 million, before special charges of $6.7 million and $6.5 million, in 2001 and 2000, respectively. Earnings before interest, taxes, depreciation and amortization, including finance charges earned (EBITDA), was $205.0 million before special charges, a 7% improvement over 2000. Pretax income rose 12% to $67.0 million.

       Net income for the fourth quarter was $16.3 million ($0.54 per diluted share) compared with $11.5 million ($0.41 per diluted share) in the prior year quarter. Excluding the special charge, net income in fourth quarter 2000 was $18.0 million ($0.65 per diluted share). Net revenues increased 5% during the quarter to $211.8 million compared to $201.6 million.

       “ Despite the many challenges of 2001, Bally had considerable success and made progress toward our long-term objectives,” said Lee Hillman, Chairman and CEO, Bally Total Fitness Holding Corporation. “In a difficult economy, we were able to increase revenues, with products and services growing very well, and margins holding steady for the year. We exceeded our cash flow expectations, finishing the year cash flow positive, exclusive of our year-end acquisition of Crunch Fitness. In addition, we’ve worked hard to improve our sales processes and services for our members, and believe the progress we’re making is having an impact.”

       “Our 2001 results have enabled us to continue to improve our already strong balance sheet, a primary objective over the past three years, reducing debt by nearly $30 million. Clearly, this business model has been confirmed through the successful completion of new bank and asset-backed facilities during the quarter, as well as the recent credit upgrade by Moody’s,” said Hillman.

       “Looking to 2002, we’re excited about our future. During the first six weeks we have enjoyed an improvement in new membership sales, in terms of both number of members and membership rates. Comparable club visits have increased more than 10% year-over-year, fostering an increase in personal training and retail sales of nearly 30%. We look to build on this success in the coming months through our strong commitment to our members’ health and lifestyles,” Hillman added.

       “Finally, the recent addition of the popular and well-known Crunch Fitness brand has already begun to have a powerful impact on our business. The company’s expertise in personal training, development of leading-edge programming and innovative marketing are proving to be tremendous resources to the Bally family,” concluded Hillman.

Comparison of the years ended December 31, 2001 and 2000

       Operating income for 2001, excluding special charges, was $64.5 million compared to $57.9 million in 2000. This increase of $6.6 million (11%) was due to a $66.2 million (8%) increase in net revenue, offset by a $59.6 million (8%) increase in operating costs and expenses, including an increase in depreciation and amortization of $7.6 million. The EBITDA margin, before special charges, was 24% in both periods. In 2001, the margin was negatively impacted by increases in utilities costs system-wide and by new club growth which, due to deferred revenue accounting, initially results in higher incremental operating costs than recognized revenues. Operating income from products and services increased to $53.6 million in 2001 from $39.2 million in 2000, with an EBITDA margin of 37% in 2001 compared to 35% in 2000.

       The weighted-average number of fitness centers during 2001 increased to 387 from 376 in 2000, an increase of 3%, including an increase in the weighted-average number of centers operating under the Company’s upscale brands from 34 to 38. Net revenue from comparable fitness centers increased 6%. Membership revenue increased 5% over the prior year. New membership units originated increased by 1% over the prior year, while the weighted-average price of initiation fees for memberships sold decreased 2% principally as a result of the net addition of five clubs in markets that offer lower initiation fees due to statutory limits on initiation fees or length of finance term, and the continued availability of a selection of shorter-term and seasonal membership programs during the year. As a result, membership initiation fees originated decreased 1% from the prior year, while dues revenues increased 6%. The provision for doubtful receivables and cancellations, included as a direct reduction of membership revenue, was 41% of the gross financed portion of originations for both periods.

       Finance charges earned in excess of net interest costs totaled $9.2 million in 2001, an increase of $1.0 million over last year resulting from a reduction in the Company’s net borrowings, offset in part, by reductions in finance charges earned from the sale of receivables in 2001.

       In accordance with Statement of Financial Accounting Standard No. 109, Accounting for Income Taxes, the Company in the third quarter reviewed the likelihood of realizing the future benefit of its unrecognized tax loss carryforwards. Based on consistent and growing profitability over the past four years and reasonably expected continuation of these trends, the Company reduced its valuation allowance against its federal loss carryforwards during the prior two years cumulatively by $35 million. In the previous year third quarter, the Company reduced its valuation allowance by $20 million and, based on continued improving results, a further unusual benefit was recorded to reduce the valuation allowance by an additional $15 million in third quarter 2001. Valuation allowances totaling more than $76 million remain, a substantial portion of which relates to state tax benefits.

       In the third quarter of 2001, the Company recorded special charges of $6.7 million of which $4.2 million were principally related to cancelled or reformatted marketing events and other direct or indirect costs from disruptions and shutdowns of various club operations and programs resulting from the September 11th tragedies. Third quarter special charges also included a one-time markdown of retail apparel in connection with management’s strategic repositioning of in-club retail stores, adding juice bars to replace slow moving, lower margin fashion apparel. In the fourth quarter of 2000, the Company recorded a special charge of $6.5 million to write off its third-party Internet investments.

Comparison of the three months ended December 31, 2001 and 2000

       Operating income was $14.8 million in the fourth quarter of 2001 compared to $8.3 million in the prior year period. Excluding special charges, operating income in the fourth quarter of 2000 was $14.8 million. Net revenue increased $10.2 million (5%) offset by a $10.2 million (5%) increase in operating costs and expenses, including an increase in depreciation and amortization of $.5 million. The EBITDA margin was 23% in the 2001 quarter compared to 25% (before special charge) in the prior year period. In 2001, the margin was negatively impacted by new club growth which, due to deferred revenue accounting, initially results in higher incremental operating costs than recognized revenues. Operating income from products and services increased to $12.4 million from $10.4 million in the 2000 quarter, with an EBITDA margin of 37% in both periods.

       The weighted-average number of fitness centers increased to 391 from 382 in the fourth quarter of 2000, an increase of 2%, including an increase in the weighted-average number of centers operating under the Company’s upscale brands from 35 to 41. Net revenue from comparable fitness centers increased 3%. Membership revenue increased 3% over the prior year quarter, while total membership units increased 4% during the same period. Membership sales for the quarter included the benefits of a successful membership referral program. Excluding the program, new membership units originated decreased by 2%, over the prior year quarter and the weighted-average selling price of membership contracts sold decreased 2%, as a result of the net addition of five clubs in markets that offer lower initiation fees due to statutory limits on initiation fees or length of finance term, and the continued availability of a selection of shorter-term membership programs. As a result, membership fees originated decreased by $4.9 million or 4% versus the prior year quarter, while dues revenues increased 9%. The provision for doubtful receivables and cancellations, included as a direct reduction of membership revenue, was 41% of the gross financed portion of originations for both periods.

       Finance charges earned in excess of net interest costs totaled $1.6 million in the 2001 quarter, a decrease of $1.9 million over the 2000 quarter, resulting from a reduction in finance charges earned attributable to the Company’s sales of installment contracts receivable during 2001.

Cash Flow

       Cash flow from operating activities for 2001 was $108.6 million compared to $49.2 million in 2000. The Company’s two bulk sales of receivables during 2001 accelerated cash collections by $60.4 million. As expected, the curtailment of discounted dues promotions during the year decreased prepaid dues by $18.6 million. As a result, cash flow from operations, adjusted for the aforementioned sale of receivables and decrease in prepaid dues, was $66.8 million, a 36% increase over 2000. Long-term debt outstanding was reduced by $26.8 million since the start of 2001, a 4% reduction, while net debt (total debt, less net installment contracts receivable and cash), was reduced by $16.3 million, a 14% reduction during the same period.

       Operating activities in the fourth quarter of 2001 resulted in a net use of cash of $18.8 million compared to an increase in cash of $3.4 million in the prior year quarter. Fourth quarter cash flows were reduced by $19.1 million for previously accelerated cash collections from the sales of receivables during earlier quarters of 2001. Additionally, the curtailment of discounted dues promotions decreased prepaid dues by $8.3 million during the quarter. As a result, cash flow from operations, adjusted for the aforementioned receivable sales and decrease in prepaid dues, was $8.7 million, a $5.3 million increase over the prior year quarter.

       As of December 31, 2001, the Company had drawn $18.0 million on its $90 million revolving credit line and had outstanding letters of credit totaling $5.0 million.

       Bally Total Fitness is the largest and only nationwide, commercial operator of fitness centers, with approximately four million members and more than 400 facilities located in 28 states and Canada under the Bally Total Fitness®, Crunch FitnessSM, Sports Clubs of Canada®, Gorilla SportsSM, Pinnacle Fitness® and Bally Sports ClubSM brands. With more than 125 million annual visits to its clubs, Bally offers a unique platform for distribution of a wide range of products and services targeted to active, fitness-conscious adult consumers.

       The Company will be holding a conference call to further discuss its results and respond to questions on the morning of February 13, 2002 at 11:00 am Eastern Time. Those interested may listen to this conference call via www.vcall.com or the Company’s website at www.ballyfitness.com.

       Forward-looking statements in this release including, without limitation, statements relating to the Company’s plans, strategies, objectives, expectations, intentions, and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the following: general economic and business conditions; competition; success of operating initiatives, advertising and promotional efforts; existence of adverse publicity or litigation; acceptance of new product and service offerings; changes in business strategy or plans; quality of management; availability, terms, and development of capital; business abilities and judgment of personnel; changes in, or the failure to comply with, government regulations; regional weather conditions and other factors described in filings of the Company with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

BALLY TOTAL FITNESS HOLDING CORPORATION
CONSOLIDATED INCOME SUMMARY
(In thousands, except share data)
                                                         Year ended December 31
                                                       ------------------------
                                                             2001          2000
                                                       ----------    ----------
Net revenues:
  Membership revenue                                   $  689,547    $  659,279
  Products and services                                   144,926       110,869
  Miscellaneous revenue                                    17,570        15,714
                                                       ----------    ----------
                                                          852,043       785,862

Operating costs and expenses:
  Fitness center operations                               496,937       466,702
  Products and services                                    91,376        71,716
  Member processing and collection centers                 42,304        43,486
  Advertising                                              54,002        51,443
  General and administrative                               29,726        28,964
  Special charges                                           6,700         6,500
  Depreciation and amortization                            73,202        65,605
                                                       ----------    ----------
                                                          794,247       734,416
                                                       ----------    ----------
Operating income                                           57,796        51,446

Finance charges earned                                     67,258        68,462
Interest expense                                          (58,848)      (62,058)
Other interest income                                         751         1,760
                                                       ----------    ----------
                                                            9,161         8,164
                                                       ----------    ----------

Income before income taxes                                 66,957        59,610
Income tax benefit                                         13,750        19,000
                                                       ----------    ----------

Net income                                             $   80,707    $   78,610
                                                       ==========    ==========

Basic earnings per common share                        $     2.91    $     3.29
                                                       ==========    ==========
Average common shares outstanding                      27,744,046    23,858,486

Diluted earnings per common share                      $     2.70    $     2.84
                                                       ==========    ==========
Average diluted common shares
  outstanding (includes 2,104,154 and
  3,793,551 common equivalent shares
  in 2001 and 2000, respectively)                      29,848,200    27,652,037

BALLY TOTAL FITNESS HOLDING CORPORATION
CONSOLIDATED INCOME SUMMARY
(In thousands, except share data)
(Unaudited)
                                                             Three months ended
                                                                    December 31
                                                       ------------------------
                                                             2001          2000
                                                       ----------    ----------
Net revenues:
  Membership revenue                                   $  173,477    $  167,729
  Products and services                                    33,821        28,347
  Miscellaneous revenue                                     4,482         5,490
                                                       ----------    ----------
                                                          211,780       201,566

Operating costs and expenses:
  Fitness center operations                               128,388       120,180
  Products and services                                    21,378        17,996
  Member processing and collection centers                 10,607        11,384
  Advertising                                              10,073        11,194
  General and administrative                                8,376         8,291
  Special charge                                                          6,500
  Depreciation and amortization                            18,166        17,704
                                                       ----------    ----------
                                                          196,988       193,249
                                                       ----------    ----------
Operating income                                           14,792         8,317

Finance charges earned                                     15,118        17,700
Interest expense                                          (13,609)      (14,558)
Other interest income                                         106           351
                                                       ----------    ----------
                                                            1,615         3,493
                                                       ----------    ----------

Income before income taxes                                 16,407        11,810
Income tax provision                                         (100)         (275)
                                                       ----------    ----------

Net income                                             $   16,307    $   11,535
                                                       ==========    ==========

Basic earnings per common share                        $      .57    $      .48
                                                       ==========    ==========
Average common shares outstanding                      28,781,331    24,041,065

Diluted earnings per common share                      $      .54    $      .41
                                                       ==========    ==========
Average diluted common shares
  outstanding (includes 1,306,282 and
  3,876,203 common equivalent shares
  in 2001 and 2000, respectively)                      30,087,613    27,917,268

BALLY TOTAL FITNESS HOLDING CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands)
                                                                    December 31
                                                     --------------------------
                                                             2001          2000
                                                     ------------   -----------
                             ASSETS

Current assets:
  Cash and equivalents                                 $    9,310    $   13,074
  Installment contracts receivable, net                   284,611       289,836
  Other current assets                                     68,899        61,516
                                                       ----------    ----------
    Total current assets                                  362,820       364,426

Installment contracts receivable, net                     273,607       275,121
Property and equipment, less accumulated
  depreciation and amortization
  of $490,116 and $435,860                                628,634       558,277
Intangible assets, less accumulated
  amortization of $80,256 and $72,071                     237,037       153,113
Deferred income taxes                                      76,104        68,115
Deferred membership origination costs                     112,959       114,129
Other assets                                               25,729        27,443
                                                       ----------    ----------
                                                       $1,716,890    $1,560,624
                                                       ==========    ==========

              LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable                                     $   50,471    $   51,603
  Income taxes payable                                      1,974         3,703
  Deferred income taxes                                    32,346        49,217
  Accrued liabilities                                      75,309        69,782
  Current maturities of long-term debt                     25,302        17,589
  Deferred revenues                                       294,930       306,493
                                                       ----------    ----------
    Total current liabilities                             480,332       498,387

Long-term debt, less current maturities                   639,869       674,349
Other liabilities                                          12,555         7,299
Deferred revenues                                          71,400        82,747
Stockholders' equity                                      512,734       297,842
                                                       ----------    ----------
                                                       $1,716,890    $1,560,624
                                                       ==========    ==========

Note to the Condensed Consolidated Balance Sheet (in thousands):

Installment contracts receivable

                                                                    December 31
                                                     --------------------------
                                                             2001          2000
                                                     ------------   -----------
Current:
  Installment contracts receivable                     $  397,180    $  407,560
    Unearned finance charges                              (44,898)      (49,601)
    Allowance for doubtful receivables
      and cancellations                                   (67,671)      (68,123)
                                                       ----------    ----------
                                                       $  284,611    $  289,836
                                                       ==========    ==========

Long-term:
  Installment contracts receivable                     $  358,115    $  363,512
    Unearned finance charges                              (21,675)      (24,237)
    Allowance for doubtful receivables
      and cancellations                                   (62,833)      (64,154)
                                                       ----------    ----------
                                                       $  273,607    $  275,121
                                                       ==========    ==========

A summary of the allowance for doubtful receivables and cancellations activity is as follows:

                                          Three months ended                 Year ended
                                                 December 31                December 31
                                   -------------------------  -------------------------
                                          2001          2000         2001          2000
                                   -----------   -----------  -----------   -----------

Balance at beginning of period     $   150,842   $   154,043  $   132,277   $   126,038
Contract cancellations and
  write-offs of uncollectible
  amounts, net of recoveries           (92,511)      (92,165)    (339,328)     (330,837)
Provision for cancellations and
  doubtful receivables                  72,173        70,399      337,555       337,076
                                   -----------   -----------  -----------   -----------

Balance at end of period           $   130,504   $   132,277  $   130,504   $   132,277
                                   ===========   ===========  ===========   ===========

BALLY TOTAL FITNESS HOLDING CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOWS
(In thousands)
                                                         Year ended December 31
                                                       ------------------------
                                                             2001          2000
                                                       ----------    ----------
Operating:
  Net income                                           $   80,707    $   78,610
  Adjustments to reconcile -
    Depreciation and amortization, including
      amortization included in interest expense            76,865        69,381
    Change in operating assets and liabilities            (48,925)      (98,824)
                                                       ----------    ----------
  Cash provided by operating activities                   108,647        49,167

Investing:
  Purchases and construction of property
    and equipment                                         (91,171)     (108,394)
  Acquisitions of businesses and other                    (30,692)       (4,066)
                                                       ----------    ----------
  Cash used in investing activities                      (121,863)     (112,460)

Financing:
  Debt transactions -
    Net borrowings (repayments) under
      revolving credit agreement                          (51,500)       69,500
    Net repayments of other long-term debt                 (2,771)      (18,661)
    Debt issuance and refinancing costs                    (4,569)
                                                        ----------    ----------
  Cash provided (used) by debt transactions               (58,840)       50,839

  Equity transactions -
    Proceeds from sale of common stock                     53,827
    Proceeds from exercise of warrants                     11,609
    Proceeds from issuance of common stock
      under stock purchase and options plans                2,856         2,078
                                                       ----------    ----------
  Cash provided by financing activities                     9,452        52,917
                                                       ----------    ----------

Decrease in cash and equivalents                           (3,764)      (10,376)
Cash and equivalents, beginning of period                  13,074        23,450
                                                       ----------    ----------
Cash and equivalents, end of period                    $    9,310    $   13,074
                                                       ==========    ==========

Changes in operating assets and liabilities:
  Decrease (increase) in installment
    contracts receivable                               $    1,124    $  (73,024)
  Decrease (increase) in other current and
    other assets                                            7,745       (14,599)
  Decrease (increase) in deferred membership
    origination costs                                       1,170        (7,934)
  Increase (decrease) in accounts payable                  (5,600)        1,974
  Decrease in income taxes payable and
    deferred income taxes                                 (16,780)      (20,132)
  Increase in accrued and other liabilities                   382         2,496
  Increase (decrease) in deferred revenues                (36,966)       12,395
                                                       ----------    ----------
Change in operating assets and liabilities             $  (48,925)   $  (98,824)
                                                       ==========    ==========

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